Exhibit 3.1

CERTIFICATE OF CORRECTION OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VISA INC.

Visa Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.	The name of the Corporation is Visa Inc.

2.	A Fifth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on December 16, 2008 which contains an inaccurate record of the corporate action taken therein, and the instrument requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy in the Restated Certificate is as follows:

The definition of “Visa Member” in ARTICLE XI, Section 11.2 of the Restated Certificate refers to “October 3, 2008.” The reference should have been to “October 3, 2007.”

4.	The definition of “Visa Member” contained in ARTICLE XI, Section 11.2 of the Restated Certificate filed on December 16, 2008 is corrected to read in its entirety as follows:

“Visa Member” means any Person that, immediately after October 3, 2007, is or was (i) the Beneficial Owner of any shares of any Regional Class of Common Stock, (ii) a member of Visa USA, Visa Europe or Visa Canada or (iii) an Affiliate of any of the foregoing.

IN WITNESS WHEREOF, Visa Inc. has caused this Certificate to be executed by Thomas A. M’Guinness, its duly authorized officer, this 30th day of July, 2009.

VISA INC.

By:	/s/ Thomas A. M’Guinness
Name:	Thomas A. M’Guinness
Title:	Chief Corporate Counsel